CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Spectrian Corporation:

We consent to incorporation by reference in the registration statements (Nos. 033-83832, 333-01046, 333-06385, 333-25435, 333-38561, 333-49081, 333-53079,
333-59905, 333-61085, and 333-84827, on Form S-8 of Spectrian Corporation of our report dated April 29, 1999, relating to the consolidated balance sheet of Spectrian Corporation and subsidiaries as of March 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended March 31, 1999, which report appears in the March 31, 1999 Annual Report on Form 10-K of Spectrian Corporation.


                                                                    /s/ KPMG LLP

Mountain View, California
June 29, 2000